UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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AMERICAN EAGLE OUTFITTERS, INC.

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P R O X Y S T A T E M E N T | 2016

WE ARE AN: OPTIMISTIC, AUTHENTIC, ENERGETIC AMERICAN BRAND, ROOTED IN OUR HERITAGE AND PASSION FOR DENIM. WE WORK TO CRAFT HIGH-QUALITY, ON-TREND CLOTHING PERFECT FOR EVERY INDIVIDUAL STYLE. WE ARE REAL. WE FIT EVERYONE. WE WELCOME ALL. L I V E Y O U R L I F E HONEST. FUN. RELAXED. SEXY. NATURAL. STRONG. REAL. Aerie is bras, undies, swim, and so much more. We are committed to making girls of all sizes feel good about their real selves. #AerieREAL started as no retouching, but has grown to mean so much more. Thanks to the shared stories and support of Aerie girls everywhere, #AerieREAL also means body positivity and loving your REAL self. Inside and out. THE REAL YOU IS SEXY®

Dear Fellow Stockholders:

In Fiscal 2015 we made progress on our initiatives, which resulted in an outstanding year for American Eagle Outfitters, Inc. We achieved strong sales and earnings growth in a year that was highly challenging for much of the retail apparel industry. Strategic initiatives implemented to deliver improved merchandise, a stronger customer experience and operating efficiencies fueled growth and enabled us to manage the business well. We controlled promotions and leveraged expenses, resulting in a higher operating margin. For Fiscal 2015, revenue rose 7% and earnings per share grew 73%1 to $1.09. As I reflect back on the year, there were a number of highlights across the business:

•	The American Eagle brand recorded an outstanding year. Greater quality and value, combined with innovation infused across the collections, struck a chord with customers.

•	Our Aerie brand took off in Fiscal 2015, achieving record sales and profitability. Strong assortments and a powerful advertising campaign attracted new customers.

•	Across brands, our digital business increased over 20%, driving more than $110 million of sales growth. Recent investments in technology upgrades and omni-channel tools are delivering returns to our business.

•	In Fiscal 2015, we were pleased to add Tailgate and Todd Snyder to our portfolio of brands, which we anticipate will provide long-term positives, including Todd’s strong creative vision, new talent and exciting new growth vehicles.

•	The financials were strong, and we ended the year with $260 million in cash and no debt. In Fiscal 2015, we returned cash to stockholders through $227 million in share repurchases and $97 million in dividends.

Now, we are focused on fueling business momentum and aim to broaden the appeal of our brands. We will continue to raise the bar across our collections. The teams are absolutely committed to maintaining a leadership position in product, continuously delivering compelling, innovative merchandise. In Fiscal 2016, we will ramp up customer engagement to strengthen the emotional connection with customers and appeal to a broader, global consumer base. Investments in technologies will continue and center on enhancing our capabilities and delivering the very best digital experience. We will also remain focused on driving operational excellence across the company.

As we work to strengthen and grow our business, we also remain committed to giving back and supporting our communities. Our Company and associates continue to take part in community involvement and contribute to charitable causes, focusing on: the environment; youth empowerment and education; young women’s health; worker rights; and equality.

It’s an exciting time for American Eagle Outfitters, Inc. I am extremely grateful for the dedication and passion of our highly talented associates. Together, we look forward to delivering further success in Fiscal 2016.

Thank you for your continued support.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

[1]	Fiscal year 2014 adjusted EPS of $0.63 compares to GAAP EPS of $0.46, which includes ($0.17) of restructuring and asset impairment charges. See page 19 of our Fiscal 2015 10-K for additional detail on the charges and other important information regarding the use of non-GAAP or adjusted measures.

2016 Proxy Statement	|	1

PROXY STATEMENT SUMMARY

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of American Eagle Outfitters, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 2, 2016, at 11:00 a.m., local time, at the Company’s offices located at 417 Fifth Avenue, 8th Floor, New York, New York and at any adjournment thereof. It is being mailed to the stockholders on or about April 21, 2016. (“We,” “our,” “AEO,” “us” and the “Company” refer to American Eagle Outfitters, Inc.)

American Eagle Outfitters 2016 Annual Meeting Of Stockholders

June 2, 2016 11:00 a.m., local time	417 Fifth Avenue, 8th Floor New York, New York

Voting Matters

ITEMS	BOARD RECOMMENDATION
To elect two Class III directors	FOR each nominee
To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR
To hold an advisory vote on the compensation of our named executive officers	FOR

Fiscal 2015 Business Highlights

In Fiscal 2015 business results strengthened, continuing the progress from the second half of Fiscal 2014. Despite a challenging retail environment, AEO posted 7% revenue growth and earnings per share grew 73%1 to $1.09. We ended the year with $260 million in cash and no debt, after investing $153 million into capital projects and returning $324 million to stockholders through share repurchases and dividends. Results were driven by merchandise improvement, reduced promotions and markdowns, and expense leverage.

[1]	Fiscal year 2014 adjusted EPS of $0.63 compares to GAAP EPS of $0.46, which includes ($0.17) of restructuring and asset impairment charges. See page 19 of our Fiscal 2015 10-K for additional detail on the charges and other important information regarding the use of non-GAAP or adjusted measures.

2	|	AMERICAN EAGLE OUTFITTERS, INC.

Notice of Annual Meeting of Stockholders

To be held June 2, 2016 April 21, 2016
To our Stockholders:	Vote Your Shares Right Away

You are invited to attend American Eagle Outfitters, Inc.’s 2016 Annual Meeting of Stockholders to be held at 417 Fifth Avenue, 8th Floor, New York, New York on Thursday, June 2, 2016, at 11:00 a.m., local time, for the following purposes:

1.      To elect the following two Class III directors to serve until the 2019 Annual Meeting of Stockholders: Thomas R. Ketteler and Cary D. McMillan;

2.      To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017;

3.      To hold an advisory vote on the compensation of our named executive officers; and

4.      To transact such other business as may properly come before the meeting or any adjournment thereof.

We have set the close of business on April 6, 2016 as the record date for the meeting. On or about April 21, 2016, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. All other stockholders received a copy of the Proxy Statement and Annual Report by mail.

Whether or not you plan to attend the meeting, please vote your shares promptly as outlined in the following Proxy Statement. If you attend the meeting and you are a holder of record or you obtain a legal proxy from your broker, bank or other holder of record, you may vote in person and your proxy will not be used.

Thank you for your continued support.

Sincerely,

Jennifer B. Stoecklein

Corporate Secretary

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on April 6, 2016.

Please read the proxy statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.cesvote.com

	Vote by Telephone	1 (888) 693-8683

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

2016 Proxy Statement	|	3

4	|	AMERICAN EAGLE OUTFITTERS, INC.

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Board of Directors is divided into three classes. Each class of directors is elected for a three-year term. On the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), the Board of Directors has fixed the size of the board at seven directors and nominated two candidates, each of whom are currently directors of the Company, to be elected as Class III directors at the Annual Meeting. If re-elected, the Class III directors will serve for three-year terms ending at the 2019 annual meeting, or when their successors are duly elected and qualified. The terms of the remaining Class I and Class II directors expire at the annual meetings to be held in 2017 and 2018, respectively.

Biographical information regarding each nominee and incumbent director is set forth below as of April 1, 2016, together with a brief description of each person’s business experience and qualifications.

The Board of Directors recommends that the stockholders vote “FOR” each of the following nominees for Class III Director:

Thomas R. Ketteler
Age 73 Director since February 2011 Independent Committees: • Audit • Compensation • Nominating

BACKGROUND

Prior to his retirement from Schottenstein Stores Corporation (“SSC”), a private company, in 2005, Mr. Ketteler served as Chief Operating Officer since 1995, as Executive Vice President of Finance and Treasurer from 1981, and as a director since 1985. Prior to SSC, he was a partner in the firm of Alexander Grant and Company, Certified Public Accountants. Mr. Ketteler currently provides consulting services to SSC and served as a consultant to the Company’s Board from 2003 until June 2010. He holds a BA in Accounting from Thomas More College and is a Certified Public Accountant.

QUALIFICATIONS
Mr. Ketteler provides expertise in financial and accounting issues and his historical experience with the Company is invaluable to the Board.

OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Ketteler previously served on the Company’s Board from 1994 to 2003 and on the Board of Directors and as Audit Committee Chair of Encompass Group, Inc from 2007 to 2011.

2016 Proxy Statement	|	5

PROPOSAL ONE: ELECTION OF DIRECTORS

Cary D. McMillan
Age 58 Director since June 2007 Independent Committees: • Audit • Compensation (Chair) • Nominating

BACKGROUND

Mr. McMillan has served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services, since December 2005. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee Corporation. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a BS from the University of Illinois and is a Certified Public Accountant.

QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and an understanding of business, both domestically and internationally. His experience as a former audit partner also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s service on other public boards also provides knowledge of best practices.

OTHER PUBLIC COMPANY BOARD SERVICE

Mr. McMillan also serves on the Board of Directors, Audit Committee and Finance Committee of Hyatt Corporation. Mr. McMillan was formerly on the Board of Directors of McDonald’s Corporation from 2003 to May 2015, Hewitt Associates, Inc. from 2002 to 2010 and Sara Lee Corporation from 2000 to 2004.

Each of the nominees has consented to be named as a nominee. If any nominee should become unavailable to serve, the Board of Directors may decrease the number of directors pursuant to the Bylaws or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. The Board has no reason to believe that any nominee will be unavailable or, if elected, unable to serve.

The following Class I Directors have been previously elected to terms that expire as of the 2017 Annual Meeting:

Michael G. Jesselson
Age 64 Director since November 1997 Independent (Lead Independent Director) Committees: • Audit • Compensation • Nominating

BACKGROUND

Mr. Jesselson has served as President of Jesselson Capital Corporation, a private investment corporation headquartered in New York City, since 1994. He also serves on the Board of Directors of a number of nonprofit institutions. Mr. Jesselson is a graduate of New York University.

QUALIFICATIONS
Mr. Jesselson provides investment expertise to the Board and he also brings an important historical company view to the Board of Directors.
OTHER PUBLIC COMPANY BOARD SERVICE

Mr. Jesselson serves on the Board of Directors, Audit Committee and Acquisition Committee of XPO Logistics, Inc. He also serves as Nominating and Corporate Governance Committee Chair of XPO Logistics, Inc.

6	|	AMERICAN EAGLE OUTFITTERS, INC.

PROPOSAL ONE: ELECTION OF DIRECTORS

Jay L. Schottenstein
Age 61 Director since March 1992 Executive

BACKGROUND

Mr. Schottenstein has served as Chief Executive Officer since December 2015. Prior thereto, he served as Interim Chief Executive Officer from January 2014 to December 2015. He has also served as Chairman of the Company since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and Director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of SSC since March 1992 and as President since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a Director of SSC since 1982. Mr. Schottenstein also served as Chief Executive Officer from March 2005 to April 2009 and as Executive Chairman and Director of the Board since March 2005 of DSW Inc. He has also served as a member of the Board of Directors for AB Acquisition LLC (Albertsons) since 2015. Mr. Schottenstein has also served as an officer and director of various other entities owned or controlled by members of his family since 1976. He is a graduate of Indiana University.

QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with the Company and brings a unique understanding of the retail industry in general. His expertise across operations, apparel retail, brand building and team management provide valuable vision and leadership to the Board.

OTHER PUBLIC COMPANY BOARD SERVICE
Mr. Schottenstein also serves on the Board of Directors of DSW Inc.

The following Class II Directors have been previously elected to terms that expire as of the 2018 Annual Meeting:

Janice E. Page
Age 67 Director since June 2004 Independent Committees: • Audit • Compensation • Nominating (Chair)

BACKGROUND

Prior to her retirement in 1997, Ms. Page spent 27 years in apparel retailing holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company, including Group Vice President from 1992 to 1997. While at Sears Roebuck & Company, Ms. Page oversaw men’s, women’s and children’s apparel as well as athletic footwear and accessories among other responsibilities. She holds a BA from Pennsylvania State University.

QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings in-depth experience across diverse consumer product categories as well as retail operations. Her service on other public company boards allows her to provide the Board of Directors with a variety of perspectives on corporate governance issues.

OTHER PUBLIC COMPANY BOARD SERVICE

Ms. Page served as a Director and Compensation Committee Chair of R.G. Barry Corporation from 2000 to 2014. She served as a Director and Nominating and Governance Committee Chair of Hampshire Group, Limited from 2009 to 2011. She was formerly on the Board of Kellwood Company and served on the Executive Committee and as Compensation Committee Chair from 2000 to 2008. Ms. Page also served from 2001 to 2004 as Trustee of Glimcher Realty Trust, a real estate investment trust which owns, manages, acquires and develops malls and community shopping centers.

2016 Proxy Statement	|	7

PROPOSAL ONE: ELECTION OF DIRECTORS

David M. Sable
Age 62 Director since June 2013 Independent Committees: • Audit

BACKGROUND

Mr. Sable has served as Global Chief Executive Officer of Y&R, one of the world’s largest marketing communications agencies (consisting of Y&R Advertising, VML, Bravo and Iconmobile) and a member of UK-based WPP Group, since February 2011. Prior to that time, he served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP Group, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc. from June 1996 to September 2000. He attended New York University and Hunter College. Mr. Sable serves on the U.S. Fund for United Nations Children’s Fund (UNICEF’s) National Board and is a Vice Chair of the Ad Council’s Board of Directors. He is a member of the Executive Board of the United Negro College Fund (UNCF) and also sits on the Board of the Christopher Reeve Foundation.

QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies.

OTHER PUBLIC COMPANY BOARD SERVICE
None

Noel J. Spiegel
Age 68 Director since June 2011 Independent Committees: • Audit (Chair) • Compensation • Nominating

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP, where he practiced from September 1969 until his retirement in May 2010. In his over 40 year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel holds a BS from Long Island University and attended the Advanced Management Program at Harvard Business School.

QUALIFICATIONS
Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and more specifically to the Audit Committee.

OTHER PUBLIC COMPANY BOARD SERVICE

Mr. Spiegel also serves on the Board of Directors and Audit Committee of vTv Therapeutics Inc. and on the Board of Directors and Audit Committee, Credit Committee and Finance and Investment Committee of Radian Group, Inc. Mr. Spiegel was formerly on the Board of Directors, Audit Committee and Compensation Committee of Vringo, Inc.

8	|	AMERICAN EAGLE OUTFITTERS, INC.

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our audit, compensation and nominating committees and our Code of Ethics that applies to all of our directors, officers (including the Principal Executive Officer,

Principal Financial Officer and Principal Accounting Officer) and employees may be found on our website under the “Investors” section at www.ae.com. Any amendments or waivers to our Code of Ethics will also be available on our website. A copy of the corporate governance materials is also available in print to any stockholder upon request.

The Role of the Board

The Board is responsible for overseeing management, which is, in turn, responsible for the operations of the Company. The Board’s primary areas of focus are strategy, risk management, corporate governance and compliance, as well as evaluating management and making changes as circumstances warrant. In many of these areas, significant responsibilities are delegated to the Board’s Committees, which are responsible for reporting to the Board on their activities and actions. Please refer to “Board Committees” for additional information on our Committees.

Board Oversight of Risk Management

The Board has allocated responsibilities for overseeing risk associated with our business among the Board as a whole and its Committees. In performing its risk oversight function, the Board:

•	Oversees management’s development and execution of appropriate business strategies to mitigate the risk that such strategies will fail to generate long-term value for the Company and its stockholders or that such strategies will motivate management to take excessive risks; and

•	Oversees the development and implementation of processes and procedures to assure the orderly succession of the Chief Executive Officer and the senior executives of the Company.

The Board also regularly reviews information regarding our financial, operational and strategic risks. The full Board receives quarterly updates from management’s Risk Management Committee, which is responsible for identifying, quantifying and assisting leaders across the Company in mitigating risks. Each of the Board’s Committees also oversees the management of

Company risks that fall within the Committee’s areas of responsibility. In performing this function, each Committee has full access to management, as well as the ability to engage advisors. As set forth in its charter, the Audit Committee is responsible for discussing with management our major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee gives updates to the Board at its regular meetings, including updates on financial and information technology risks. The Audit Committee also meets privately with the Company’s independent auditor, the internal auditor and management, including the Chief Financial Officer, frequently. As set forth in its charter, the Compensation Committee oversees our risk management related to employee compensation plans and arrangements. The Nominating Committee manages risks associated with the independence of the Board of Directors and our corporate social responsibility program. While each committee is responsible for overseeing the management of those risk areas, the entire Board of Directors is also regularly informed through committee reports.

2016 Proxy Statement	|	9

CORPORATE GOVERNANCE

Director Selection and Nominations

The Nominating Committee periodically reviews the appropriate size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. In evaluating and determining whether to recommend a candidate to the Board, the Nominating Committee reviews the appropriate skills and characteristics required of Board members in the context of the background of existing members and in light of the perceived needs for the future development of our business.

This includes issues of diversity and experience in different substantive areas such as retail operations, marketing, technology, distribution, real estate and finance. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender, gender identity and expression, or any other basis protected by federal, state or local law.

Director Skills and Qualifications

The Nominating Committee believes that the current members of the Board collectively have the skills, experience and other qualifications to execute the Board’s responsibilities. The following is a summary of those skills and qualifications:

Selected Director Skills and Experience

We believe that our directors’ combined mix of skills, qualifications and experience should provide the knowledge and abilities to allow our Board to fulfill its responsibilities. Our directors’ respective areas of experience and expertise include:

✓ CEO / Leadership	✓ Domestic and International business
✓ Accounting, Finance, Disclosures	✓ Investment
✓ Corporate Governance	✓ Marketing Communications
✓ Consumer Products	✓ Apparel Industry
See pages 5 to 8 for biographical information regarding each of our directors, highlighting the particular experience, qualifications, attributes or skills of each member of our Board.

Director Tenure

The current members of the Board have served for an average of 10 years. The Nominating Committee and the Board believe it is important for the Board to be “refreshed” by adding new directors from time to time and two of the current directors, or approximately 30% of the Board, have served for less than five years. However, the Committee and the Board also believe that long-serving directors bring critical skills to the Board. Among other things, such directors bring a historical perspective to the Board, which is highly relevant in a cyclical business such as retailing. In addition, the Committee and the Board believe that long-serving directors have knowledge of the business that tends to make them less dependent upon management for information and perspectives than may be the case with newer directors. Accordingly, while the Committee considers tenure as a factor in determining the nominee slate, it is not a critical or determinative factor.

Director Nominations

Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders and management. All candidates are reviewed in the same manner regardless of the source of the recommendation. In the past, the Nominating Committee has retained the services of a search firm to assist in identifying and evaluating qualified director candidates.

The Nominating Committee will consider the recommendations of stockholders regarding potential director candidates. See “Submission of Nominations and Proposals for the 2017 Annual Meeting” for information regarding the submission of recommendations.

10	|	AMERICAN EAGLE OUTFITTERS, INC.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that the following directors are independent as defined in the applicable rules of the New York Stock Exchange:

Michael G. Jesselson
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

In particular, the Board determined that none of these directors had relationships that would cause them not to be independent under the specific criteria of Section 303A.02 of the NYSE Listed Company Manual.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including the following:

•	Whether the director is currently, or at any time during the last three years was, an employee of the Company or any of its subsidiaries;

•	Whether any immediate family member of the director is currently, or at any time during the last three years was, an executive officer of the Company or any of its subsidiaries;

•	Whether the director is an employee or any immediate family member of the director is an executive officer of a company that has made payments to, or received payments from, the Company or any of its subsidiaries for property or services in an amount which is in excess of the greater of $1 million, or 2% of such other company’s consolidated fiscal gross revenues in the current year or any of the past three fiscal years;

•	Whether the director is an executive officer of a charitable organization which received contributions from the Company or any of its subsidiaries in the past three years in an amount which exceeds the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues;

•	Whether the director or any of the director’s immediate family members is, or has been in the past three years, employed by a company that has or had, during the same period, an executive officer of the Company on its compensation committee;

•	Whether the director or any of the director’s immediate family members is, or has been in the past three years, a partner or employee of the Company’s independent registered public accounting firm; and

•	Whether the director or any of the director’s immediate family members accepted any payment from the Company or any of its subsidiaries in excess of $120,000 during the current fiscal year or any of the past three fiscal years, other than compensation for board or board committee service and pension or other forms of deferred compensation for prior service.

See “Related Party Transactions Policy” for information regarding our policy on related party transactions and transactions with affiliates of Mr. Schottenstein.

2016 Proxy Statement	|	11

CORPORATE GOVERNANCE

Board Leadership Structure

Mr. Schottenstein serves as both Executive Chairman of our Board of Directors and Chief Executive Officer. Prior to his appointment as Chief Executive Officer in December 2015, Mr. Schottenstein acted as the Company’s Interim Chief Executive Officer from January 2014 to December 2015. While the Board’s historical policy is that the positions of Chairperson and Chief Executive Officer should be held by separate persons, the Board believes that Mr. Schottenstein’s combined role provides for strong leadership. In addition, Mr. Schottenstein has significant experience in our industry and with the Company, which provides our Board with significant leadership advantages and continuity. Our Board believes that the current board composition, along with an emphasis on board independence, provides effective independent oversight of management. We also have a Lead Independent Director position. The Lead Independent Director is appointed by the independent directors annually. Mr. Jesselson was appointed as our Lead Independent Director for Fiscal 2015. The Lead Independent Director is responsible for:

•	Presiding over the meetings of independent directors;

•	Serving as a liaison between the Chairperson and independent directors;

•	Having input on information sent to the Board;

•	Having input on meeting agendas for the Board; and

•	Approving meeting schedules to assure that there is sufficient time for discussion of all agenda items.

The Lead Independent Director also has the authority to call meetings of the independent directors, and if requested by major stockholders, is available, if appropriate, for consultation and direct communication. We believe that this leadership structure provides our Board with the greatest depth of leadership and experience, while also providing balance for the direction of the Company.

Board Practices

Meetings of Independent Directors

The Board’s policy is to have the independent directors meet separately in executive session in connection with each regularly scheduled board meeting (at least four times annually). During each meeting of the independent directors, the Lead Independent Director will lead the discussion.

Self-assessments

We conduct self-assessments of the Board and its Committees annually. From time to time, these evaluations are conducted by a third party to refresh the process.

Director Orientation/Education

Each year, we hold a two-day educational program covering business developments and strategy, developments in corporate governance, fiduciary duties and other relevant topics. Additionally, all new directors attend an intensive orientation program. The orientation program is designed to familiarize new directors with the Company’s businesses, strategies and challenges.

12	|	AMERICAN EAGLE OUTFITTERS, INC.

CORPORATE GOVERNANCE

Board Committees

The Board has a standing Audit Committee, a standing Compensation Committee and a standing Nominating Committee. These committees are governed by written charters, which were approved by the Board of Directors and are available under the “Investors” section of our website at www.ae.com.

The following sets forth Committee memberships as of the date of this proxy statement.

Director	Audit Committee	Compensation Committee	Nominating Committee
Michael G. Jesselson, Lead Independent Director
Thomas R. Ketteler
Cary D. McMillan
Janice E. Page
David M. Sable
Noel J. Spiegel

     = Member         = Committee Chair             = Financial Expert

2016 Proxy Statement	|	13

CORPORATE GOVERNANCE

Board Committee Responsibilities
	Responsibilities	Committee Members	Meetings in Fiscal 2015
AUDIT COMMITTEE	The primary function of the Audit Committee is to assist the Board in monitoring: • the integrity of the financial statements; • the qualifications, performance and independence of the independent registered public accounting firm; • the performance of the internal auditor; and • our compliance with regulatory and legal requirements. The Audit Committee also reviews and approves the terms of any new related party agreements. The Board has determined that each member of the Audit Committee meets all applicable independence requirements under the NYSE listing standards.	Michael G. Jesselson Thomas R. Ketteler * Cary D. McMillan * Janice E. Page David M. Sable Noel J. Spiegel (Chair) * * audit committee financial experts	13
COMPENSATION COMMITTEE

The primary function of the Compensation Committee is to aid the Board in meeting its responsibilities with regard to oversight and determination of executive compensation. Among other things, the Compensation Committee:

•  reviews, recommends and approves salaries and other compensation of executive officers; and

•  administers our stock award and incentive plans (including reviewing, recommending and approving stock award grants to executive officers).

The Compensation Committee has the authority to retain a compensation consultant after taking into consideration all factors relevant to the adviser’s independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual.

Compensation Committee Interlocks and Insider Participation: None of the current or former members of the Compensation Committee are present or former officers of the Company or its subsidiaries or have affiliates that are parties to agreements with the Company.

		Michael G. Jesselson Thomas R. Ketteler Cary D. McMillan (Chair) Janice E. Page Noel J. Spiegel	7
NOMINATING COMMITTEE	The function of the Nominating Committee is to aid the Board in meeting its responsibilities with regard to: • the organization and operation of the Board; • selection of nominees for election to the Board; and • other corporate governance matters. The Nominating Committee developed and reviews each year our Corporate Governance Guidelines, which were adopted by the Board and are available under the “Investors” section of our website at www.ae.com.	Michael G. Jesselson Thomas R. Ketteler Cary D. McMillan Janice E. Page (Chair) Noel J. Spiegel	4

14	|	AMERICAN EAGLE OUTFITTERS, INC.

CORPORATE GOVERNANCE

Stockholder Outreach

Throughout Fiscal 2015, we continued to regularly meet and speak with stockholders. On a quarterly basis, we invited top holders to visit with senior management. These discussions were consistently reported to the Board, and management and the Board discussed comments and business insights provided by stockholders.

Communications with the Board

The Board provides a process for all interested parties to send communications to the independent members of the

Board. That process is described under the “Investors” section of our website at www.ae.com.

Director Attendance

During Fiscal 2015, the Board met nine times and all members of the Board attended no fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which they served. It is our expectation that all incumbent directors attend the Annual Meeting of Stockholders. All current members of the Board were present at our 2015 Annual Meeting.

Related Party Transactions Policy

We have a Related Party Transaction Policy (the “Policy”) to allow us to identify, document and properly disclose related party transactions. The Policy applies to our directors and executive officers as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include, without limitation, those for the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, if a related party or a member of such related party’s immediate family is a supplier of goods or services or owns or is employed by a business that supplies us; or if a member of such related party’s immediate family is employed by us; or if an applicable related party serves on the board of directors of a business that supplies goods or services to us, that transaction is a related party transaction. All related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our General Counsel and our Chief Financial and Administrative Officer. Each quarter, our directors, executive officers and associates who have authority to enter into commitments on our behalf are required to provide a certification regarding the existence of any related party transactions of which they have knowledge and which have not been fully and accurately disclosed in our filings with the U.S. Securities and Exchange Commission (the “SEC”).

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our

Executive Chairman of the Board of Directors and Chief Executive Officer. We believe that each of the agreements entered into with these entities is on terms at least as favorable to us as could be obtained in an arm’s length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved in advance by the Audit Committee in accordance with our Policy.

In June 2015, we entered into a one-year design services agreement with Artisan de Luxe, a company which is owned in part by Mr. Schottenstein’s sons, for an annual fee of $300,000. The agreement expires in June 2016.

In September 2013, we entered into a store lease with an affiliate of Jay L. Schottenstein pursuant to which we expect to pay rent, together with other expenses, of approximately $270,000 annually (subject to annual adjustments), in addition to an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. We incurred rent and other expenses under the lease of approximately $280,000 during Fiscal 2015. The lease expires in January 2024.

During Fiscal 2012, we entered into a three-year agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. This agreement expired in August 2015 and continued on a month-to-month basis until we entered into a new two-year contract with R.E.D. in January 2016. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts benefitting Jay L. Schottenstein’s descendants. Mr. Schottenstein also serves as trustee of the aforementioned family trusts. Fiscal 2015 expense under the agreements was approximately $690,000.

2016 Proxy Statement	|	15

CORPORATE GOVERNANCE

Director Compensation

Directors who are employees of the Company do not receive additional compensation for serving as directors. The table below sets forth the compensation for directors who were not employees of the Company during Fiscal 2015. In addition, we pay attorneys fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse travel expenses to attend Board and committee meetings and director continuing education expenses. The

Compensation Committee is charged with reviewing and making recommendations to the Board of Directors regarding director compensation. In making its recommendations, the Compensation Committee considers the significant time committed by our directors to the performance of their duties as directors, as well as peer data and input from the Committee’s independent compensation consultant.

Fiscal 2015 Director Compensation (1)
Name	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Total
Michael G. Jesselson(4)	$180,000	$146,250	$326,250
Thomas R. Ketteler	$122,500	$146,250	$268,750
Cary D. McMillan	$141,250	$146,250	$287,500
Janice E. Page(4)	$161,750	$146,250	$308,000
David M. Sable	$77,500	$146,250	$223,750
Noel J. Spiegel	$147,500	$146,250	$293,750

(1)	Fiscal 2015 refers to the fifty-two week period ended January 30, 2016.

(2)	Amounts represent fees earned or paid during Fiscal 2015. In connection with an increased time commitment and expanding responsibilities, the Board approved an increase in director compensation effective July 1, 2015. The table below sets forth the annual director cash fees which are payable in installments on the first business day of each calendar quarter.

	Prior to July 1, 2015	Effective July 1, 2015
Annual Retainer	$55,000	$65,000
Additional Annual Retainer for Committee Service (per Committee)	$20,000	$20,000
Additional Annual Retainer for Committee Chairs
Audit Committee	$25,000	$25,000
Compensation Committee	$15,000	$20,000
Nominating and Corporate Governance Committee	$12,000	$15,000
Additional Annual Retainer for Lead Independent Director	$20,000	$50,000

Non-employee directors are also entitled to receive a per meeting fee of $1,500 for an in-person meeting or $1,000 for a telephonic meeting for serving on a special committee of the Board, and the non-employee director chair of a special committee receives a per meeting fee of $3,000 for an in-person meeting or $2,000 for a telephonic meeting.

(3)	Amounts represent shares granted during Fiscal 2015. Until July 1, 2015, non-employee directors received an automatic stock grant of a number of shares equal in value to $33,750 based on the closing sale price of our stock on the first day of each calendar quarter under our 2014 Stock Award and Incentive Plan (the “2014 Plan”). Effective July 1, 2015, non-employee directors receive an automatic stock grant of a number of shares equal in value to $37,500 based on the closing sale price of our stock on the first day of each calendar quarter under our 2014 Plan. Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of a share unit account. Messrs. Ketteler, McMillan and Spiegel elected to defer their quarterly share retainers during calendar 2015 and 2016.

See “Ownership of and Trading in Our Shares” for information about stock ownership guidelines applicable to our Board of Directors.

(4)	During Fiscal 2015, Ms. Page and Mr. Jesselson received additional cash fees of $25,000 and $15,000, respectively, in connection with the increased time commitment to search for a permanent chief executive officer.

Compensation of Chairman of the Board

Jay L. Schottenstein serves as our Executive Chairman of the Board of Directors. Mr. Schottenstein’s Fiscal 2015 compensation is set forth under the section entitled “Compensation Tables and Related Information.”

16	|	AMERICAN EAGLE OUTFITTERS, INC.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017. In the event the stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider its appointment. In addition, even if the stockholders ratify the appointment of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in our best interest.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report for the year ended January 30, 2016 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 30, 2016 for filing with the Securities and Exchange Commission.

Noel J. Spiegel (Chair)

Michael G. Jesselson

Thomas R. Ketteler

Cary D. McMillan

Janice E. Page

David M. Sable

2016 Proxy Statement	|	17

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2015, Ernst & Young LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the year ended January 30, 2016.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2015	Fiscal 2014
Audit Fees	$1,575,100	$1,446,600
Audit-Related Fees	23,500	57,160
Tax Fees	441,857	356,993
All Other Fees	2,000	2,000
Total Fees	$2,042,457	$1,862,753

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for internal control reviews and audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in SEC Exchange Act Section 10A(i)(1)(B) which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting.

18	|	AMERICAN EAGLE OUTFITTERS, INC.

PROPOSAL THREE: ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are providing stockholders with an advisory vote on the overall compensation of our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability and simplicity. We believe that our program design implements these principles and provides the framework for alignment between executive compensation opportunities and long-term strategic growth. The overall program is intended to ensure that management is held accountable for long-term results and does not pursue inappropriately risky business strategies in order to maximize short-term compensation payouts. Based on the 2015 advisory vote on our executive compensation program, which was approved by 99.5% of the votes cast, we are confident that our stockholders agreed.

At the same time, we have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. We continue to engage with our stockholders to gain an understanding of their critical perspectives on all aspects of the business, including compensation programs. We continue to evaluate and enhance plan design to align with leading practices in executive compensation.

We urge our stockholders to read the following Compensation Discussion and Analysis for information on our executive compensation program.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the following resolution will be submitted for a stockholder vote at the 2016 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the Annual Meeting.”

The Board of Directors recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers as set forth in the

Proxy Statement for the Annual Meeting.

2016 Proxy Statement	|	19

COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program. We believe that this program appropriately aligns executive compensation opportunities and our long-term strategic plan and supports management accountability for long-term results while discouraging inappropriately risky business strategies in order to maximize short-term compensation payouts.

The Committee has reviewed and discussed the following Compensation Discussion and Analysis with management, which describes the Committee’s decisions regarding our executives’ compensation for Fiscal 2015 and how those decisions support and implement our principles. The Compensation Committee has recommended to the Board that it be included in this Proxy Statement, and we encourage you to read it.

Cary D. McMillan (Chair)

Michael G. Jesselson

Thomas R. Ketteler

Janice E. Page

Noel J. Spiegel

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation philosophy, objectives, policies and practices framed within the context of the specialty retail industry and specifically our strategy and performance with respect to our named executive officers (the “NEOs”) for Fiscal 2015.

Our Fiscal 2015 NEOs were:

Jay L. Schottenstein	Chief Executive Officer (“CEO”)
Roger S. Markfield	Former Vice Chairman, Executive Creative Director
Mary M. Boland	Former Executive Vice President, Chief Financial and Administrative Officer
Charles F. Kessler	Global Brand President, American Eagle Outfitters
Michael R. Rempell	Executive Vice President, Chief Operations Officer

20	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Fiscal 2015 Business Environment

Throughout Fiscal 2015, the retail macro environment remained challenging and highly competitive. Within this context, the Company delivered strong financial results, and management continued to make progress on the long-term growth plan. Initiatives implemented to enhance merchandise assortments, improve the customer experience, create inventory efficiencies, reduce promotions and lower expense led to sales and earnings growth in Fiscal 2015. Both brands,

American Eagle Outfitters and Aerie, achieved sales growth and margin improvement. Revenue increased 7% and earnings per share from continuing operations grew 73%(1) to $1.09. We ended the year with $260 million in cash and no debt, after investing $153 million into capital projects and returning $324 million to stockholders through share repurchases and dividends.

Key Fiscal 2015 Business Takeaways

•   Strategic initiatives led to 7% revenue growth and earnings per share from continuing operations grew 73%(1) to $1.09, despite a challenging retail environment.

•   Strong cash flow enabled $324 million to be returned to stockholders through share repurchases and cash dividend payments.

[1] Calculated using Fiscal Year 2014 adjusted EPS of $0.63, which compares to GAAP EPS of $0.46. See page 19 of our Fiscal 2015 10-K for additional detail on Fiscal Year 2014 adjusted EPS and other important information regarding the use of non-GAAP or adjusted measures.

Our Focus for Fiscal 2016

In Fiscal 2016, we will remain focused on driving continued business momentum and progressing on our long-term growth initiatives aimed at profit improvement and returns to stockholders.

Areas of focus include:

✓	Merchandise innovation and product focused marketing	Capitalize on the strength of our brands to strive for continued growth and drive customer acquisition.
✓	Aerie brand growth	Pursue further brand expansion through new store openings, digital growth and new merchandise initiatives.
✓	New technologies	Provide an improved customer experience by optimizing digital and omni-channel tools, as well as driving business efficiencies.
✓	Global expansion	Continue to open international stores and pursue new licensed country agreements.

Our Compensation Program

Our compensation program design provides the framework for alignment between executive compensation opportunities and our long-term strategic growth. We continually review leading practices in corporate governance and executive compensation and consider changes to the program to align with those practices, ensure competitiveness and reinforce pay and performance alignment. We have instituted a number of changes over the past few years to our programs with a goal of creating increased alignment between executive compensation and stockholder interests, placing a greater emphasis on performance-based long-term incentives and further aligning target pay with market. In Fiscal 2015 and Fiscal 2016, executive annual equity grant values have been reduced as part of a two year approach aimed at further aligning target compensation to market values.

2016 Proxy Statement	|	21

COMPENSATION DISCUSSION AND ANALYSIS

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies

✓ The Compensation Committee utilizes an independent compensation consultant which provides no other services to the Company

✓ Stock ownership guidelines (5x base salary for CEO, 1x to 3x for other NEOs)

✓ Annual incentive bonus and long-term incentive awards tied to performance metrics designed to deliver profitable growth

✓ A long-term incentive plan that does not provide dividends or dividend equivalents on unearned performance awards

✓ The majority of our CEO and other NEOs’ total compensation opportunity is performance-based and “at-risk”

✓ Robust clawback policy with respect to both cash and equity incentive awards

✓ Anti-hedging and anti-pledging policy

✓ Limited perquisites at the executive level

✓ No tax gross-ups on perquisites or change in control benefits

✓ No repricing of stock options without stockholder approval

How We Pay our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program is structured within a framework of a few key elements: base salary; annual incentive bonus; and annual long-term incentive awards. Each element serves a different but critical purpose in achieving the objectives of the program. Overall compensation is structured to place an increasingly larger amount of compensation at risk at successively higher levels in the executive team. For Fiscal 2015, approximately 63% of Mr. Schottenstein’s, 67% of Mr. Markfield’s and 56% of the remaining NEO’s compensation was subject to performance.

22	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Element of Compensation	Form and Objective	Further Information	Alignment to Strategic Plan
Base Salary	• Delivered in cash. • Provides a baseline compensation level that delivers cash income to each NEO, and reflects his or her job responsibilities, experience, and contribution to the Company.	• Fiscal 2015 Base Salary changes for our NEOs are presented on page 35.	• Base salaries set at competitive market levels which enable us to attract and retain qualified, high caliber executive officers to lead and implement our strategy.
Annual Incentive Bonus

•    Delivered in cash.

•    Provides an opportunity for additional income to NEOs if threshold performance goals are attained and therefore focuses them on key annual objectives.

•    Bonus is earned between threshold and stretch level based on achievement of pre-established annual performance goals.

• For Fiscal 2015, the Annual Incentive Bonus was driven by EBIT (as defined on page 24) and Revenue Growth, weighted at 80%/20%, respectively.

•    Annually, performance metrics are established by the Compensation Committee which align to our strategic plan.

•    Fiscal 2015 criteria were chosen to reflect a continued focus on revenue and profit growth.

Annual Long-Term Incentive Awards

•    Delivered in Performance Shares (“PS”), Restricted Stock Units (“RSUs”) and Non-Qualified Stock Options (“NSOs”).

•    Align our executives’ financial interests closely with those of our stockholders.

•    Link compensation to the achievement of multi-year financial goals.

•    PS vest between threshold and stretch level only to the extent that the pre-established, three-year performance goal is met. If performance falls below the threshold, the award is forfeited in full. However, achievement of single year performance goals locks in 20% vesting of the award at the end of the three-year period.

•    RSUs vest proportionately over three years from grant based on continued service.

•    NSOs provide compensation only to the extent that vesting requirements are satisfied and our share price appreciates.

• Aligns NEO compensation with our longer term performance objectives and changes in stockholder value over time.

The combination of these elements enables us to offer a competitive total annual compensation opportunity in which realized pay and costs reflect the degree to which key operational performance objectives are attained. The compensation for our NEOs is balanced to provide a mix of cash and long term incentive awards and focused on both annual and long-term performance to ensure that executives are held accountable for, and rewarded for, achievement of both annual and long-term financial and strategic objectives.

2016 Proxy Statement	|	23

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2015 Goal Setting Process and Compensation Considerations

Goal Setting:

We remain committed to setting incentive goals that are aligned with delivering solid financial performance and returns to our stockholders, while also enabling the successful execution of our strategy. This includes building a strong foundation for long-term growth while also delivering near term results. Management has been focused on improving our merchandise assortment while at the same time reducing our reliance on promotions as well as managing expenses and inventory. Capital investments have centered on growth in under-penetrated new markets, building strong omni-tools and digital capabilities.

Compensation Considerations:

When reviewing the results for the year and making year end pay decisions, the Compensation Committee considered a variety of factors, including our performance relative to the pre-established goals as well as our financial and operational performance relative to peers within the context of a highly competitive retail environment.

Fiscal 2015 financial and operational measures represent aggregate global results from the American Eagle Outfitters and Aerie brands, including our online business, AEO Direct.

As described herein, for Fiscal 2015, our Earnings before Interest and Taxes (“EBIT”)1 was between target and stretch levels. Our Revenue Growth was above stretch levels. When calculated with the relative weightings, this performance resulted in a 190% of target payout of the Annual Incentive Bonus. The cumulative performance goals associated with the Fiscal 2013 PS award were not achieved and resulted in a forfeiture of the award. Our strong financial performance in Fiscal 2015 did result in a 20% single year lock-in under both the Fiscal 2014 and Fiscal 2015 PS award cycles. This represented the second 20% single year lock-in for the Fiscal 2014 PS award. The achievement of a single year lock-in secures the vesting of at least 20% of the award at the end of the three-year period.

In addition to financial and operational performance, the Compensation Committee and management also consider alignment to our compensation program principles (see the section below entitled “Compensation Program Objectives and Philosophy”) as well as corporate governance best practices when making compensation decisions. Our overall program aligns with recognized corporate governance best practices as described below in the section “Compensation Governance Highlights.”

[1]	EBIT is defined as earnings from continuing operations before interest and taxes and excludes (1) any accruals for restructuring programs, including lease buyout charges related to store closures and/or (2) asset impairment charges.

24	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION DISCUSSION AND ANALYSIS

OUR EXECUTIVE COMPENSATION PROGRAM

Compensation Governance Highlights

Below are selected Company executive pay and governance actions and practices. These highlights serve to illustrate our commitment to provide a compensation program that supports our financial and strategic goals, aligns executive pay with stockholder value creation, complies with regulatory requirements and discourages unnecessary and excessive risk taking.

•	We use multiple performance metrics in our incentive plans

•	We use long-term performance-based goals. At least 70% of NEO annual long term incentive awards are performance-based

•	We have stock ownership guidelines set at five times annual base salary for the CEO, and one to three times annual base salary for other NEOs
•	We have double trigger cash severance and long-term incentive vesting provisions in the event of a change in control, and retirement provisions in certain long term incentive awards which are modest relative to many of our peers

•	We do not have gross-ups on perquisites or change in control benefits

•	We do not reprice stock options without stockholder approval

•	We have anti-hedging and anti-pledging policies

•	We have a clawback policy in addition to those required by law

•	We offer limited perquisites at the executive level

Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executives and to incent them to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program. We focus on the following core principles in structuring an effective compensation program that meets our stated philosophy:

Performance

•  We align executive compensation with the achievement of measureable operational and financial results and increases in stockholder value.

•  Our program includes significant performance-based remuneration which creates a meaningful incentive to achieve challenging, yet realistic performance objectives.

•  Our program features a substantial long-term incentive component in order to align executive interests with those of our stockholders and retain executive talent through a multi-year vesting schedule.

•  Long-term incentive features seek to ensure that actual compensation varies above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•  Executive compensation is structured to be competitive relative to a group of retail peers with target total compensation opportunity within our peer group, relative to company size and in recognition of our emphasis on performance based compensation.

•  Target total compensation for individual NEOs varies based on a variety of factors, including the executive’s skill set and experience relative to market peers, historic performance, and the criticality of each position to us.

Affordability

•  Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•  We structure our incentive plans to maximize financial efficiency by establishing programs that are intended to be tax deductible (whenever it is reasonably possible to do so while meeting our compensation objectives) and accounting efficient and by making performance-based payments only to the extent that underlying performance supports the expense.

Simplicity	• We focus on simple, straight-forward compensation programs that our associates and stockholders can easily understand.

2016 Proxy Statement	|	25

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program is designed to place a considerable amount of compensation at risk for all executives. This philosophy is intended to cultivate a pay-for-performance environment.

The portion of total compensation which is performance-based increases at successively higher levels of management. This approach seeks to ensure that executive compensation closely aligns with changes in stockholder value and achievement of performance objectives while also ensuring that executives are held accountable for results relative to position level.

Refer to the “Fiscal 2015 Performance Metrics, Targets and Results” section for additional information.

Base Salary

Base salaries are reviewed in the last quarter of the fiscal year and increases, where applicable, are typically effective for the beginning of the new fiscal year.

Annual Incentive Bonus

The Annual Incentive Bonus focuses the executive team on key annual objectives and business drivers that support growth in revenue and profits, improvement in overall operations and increases in stockholder value. We establish an executive’s annual incentive bonus as a percentage of base salary, with increases in target percentages directly related to position level. This approach places a proportionately larger percentage of total annual pay at risk for our executives relative to position level and ensures that accountability is directly related to each executive’s role and responsibility.

During Fiscal 2015, the target bonus award opportunity for Mr. Schottenstein was equal to 150% of his base salary for the first 10 months of the year and increased to 175% of his base salary for the last two months of the fiscal year in conjunction with his appointment as permanent CEO. The target bonus award opportunities for our other NEOs ranged from 75% to 150% of their respective base salaries. Annual Incentive Bonus payouts vary based upon EBIT (80% of payout) and Revenue Growth (20% of payout) results. Based upon pre-established goals and payout levels, actual payments range from 0% of the targeted percentage amount for below threshold performance, to 25% of the targeted percentage amount at threshold performance, to 100% of the targeted percentage amount at target performance, to 200% of the targeted percentage amount if we achieve goals that are substantially above our business plan for the fiscal year.

Annual Long-Term Incentive Awards

We utilize a combination of time- and performance-based annual long-term incentives to focus management on long-term corporate performance and sustainable earnings growth. The overall plan design has a heavy emphasis on PS to both directly link compensation to achievement of performance objectives, and place a proportionately larger percentage of total direct compensation at risk relative to position level. The plan also uses time-based RSUs to support our retention objectives and provide balance to the risk/reward ratio for our executives while maintaining our commitment to increasing long-term stockholder value.

Performance Shares: PS represent approximately 70% of the value of a NEO’s annual long-term incentive (77% of Mr. Markfield’s Fiscal 2015 equity was performance-based). We determine the number of target PS based on the overall dollar grant value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on the PS are reinvested in additional units and paid out to the extent the associated PS vest.

Annual PS grants cliff vest at the end of a three-year performance period. Fiscal 2015 PS vest upon achievement of pre-established three-year cumulative EBIT and ROIC1 goals, each contributing to 50% of vesting. However, achievement of single year EBIT and ROIC targets “lock-in” 20% vesting of the award. The single year “lock-in” feature serves as a retention tool, and focuses participants on the importance of meeting annual goals in pursuit of achieving long-term objectives. In all cases, whether overall vesting will occur is conclusively determined at the end of the applicable three-year performance period.

If cumulative threshold performance is not met, PS do not vest and all shares are forfeited, except in the event that any 20% lock-in single year targets were previously achieved, which would result in partial vesting at the end of the performance period. Vesting based on the cumulative three-year goal ranges from 0% of the target amount for below threshold performance, to 50% of the target amount at threshold performance, to 100% of the target amount at target performance, to 150% of the target amount if we achieve goals that are substantially above our long range business plan for the performance period. In the event of termination of employment, executives who signed a RSU Confidentiality, Non-Solicitation, Non-Competition and Intellectual Property Agreement may be eligible to receive a pro-rata portion of their PS if the performance goals are achieved. The pro-rata amount is based on the number of days of service in the performance period as of their separation date and cannot exceed target levels.

[1]	ROIC is defined as return on invested capital from continuing operations and excludes (1) any accruals for restructuring programs, including lease buyout charges related to store closures and/or (2) asset impairment charges.

26	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION DISCUSSION AND ANALYSIS

RSUs: We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the closing price of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid to the extent the associated RSUs vest.

RSU awards represent approximately 30% of the value of an NEO’s annual long-term incentive award (23% of Mr. Markfield’s annual equity was delivered via RSUs). Annual RSU grants vest proportionately over three years from the grant date assuming continued employment.

Retention Awards

Ensuring the continuity of leadership has been a critical effort. Although not a standard element of the executive compensation program, retention cash or stock awards have been granted from time to time in an effort to further ensure the stability of the leadership team. Such awards generally have company performance goals associated with the vesting to ensure that company financial results support the expense associated with the award.

Timing of Awards:

The table below describes key features of our RSU & PS award programs:

	Timing	Grant Date / Grant Price	Approval
Annual Award	Awarded to all eligible active executives in the first quarter of each fiscal year, including Q4 New Hires & Promotions.	The first regularly scheduled Compensation Committee meeting date is used as the grant date and the closing price of our common stock on the grant date is the grant price.	We present final annual award amounts for all NEOs to the Compensation Committee for approval at the first regularly scheduled Compensation Committee meeting of the new fiscal year.
New Hires & Promotions	Awarded to all eligible newly hired or promoted executives on the first business day of employment in executive role.	The hire date or promotion date is the grant date and the closing price of our common stock on the grant date is the grant price.	New hire / promotion award amounts are determined by our CEO based on delegation of authority from the Compensation Committee. If the new hire elements (sign on cash and/or equity) exceed $250,000 and/or relate to a Section 16 officer, the Compensation Committee must approve the award.

NSOs: NSOs are granted periodically to NEOs to support alignment with long-term stockholders and directly link compensation to increases in stock price. There were no stock option awards granted to NEOs in Fiscal 2015.

2016 Proxy Statement	|	27

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2015 Performance Metrics, Targets and Results

In Fiscal 2015, business results strengthened, continuing the progress from the second half of Fiscal 2014. Despite a challenging retail environment, AEO posted 7% revenue growth and earnings per share grew from continuing operations 73%(1) to $1.09. Results were driven by merchandise improvement, reduced promotions and markdowns, and expense leverage.

The Compensation Committee established specific performance metrics for each performance-based compensation element at the beginning of the respective fiscal year based on a variety of factors. Considerations included internal budget; investor expectations; expected peer results; our prior year performance; upcoming fiscal year business plan; and strategic initiatives as well as executive retention concerns.

The Compensation Committee selected EBIT, Revenue Growth and ROIC as the key performance metrics because they are reflective of our success in managing our core operations, growing the business and driving sustained increases in profit. We believe that these metrics reflect a balanced approach to all aspects of performance, including top-line revenue, expense control and efficient use of capital while maintaining simplicity in the design and execution of our executive compensation program. The Fiscal 2015 performance metrics for our annual incentive bonus and performance shares (together with the weighting ascribed to each metric) are illustrated below.

Fiscal 2015 Performance Metrics

Annual Incentive Bonus

Performance Shares

[1]	Calculated using Fiscal Year 2014 adjusted EPS of $0.63, which compares to GAAP EPS of $0.46. See page 19 of our Fiscal 2015 10-K for additional detail on Fiscal Year 2014 adjusted EPS and other important information regarding the use of non-GAAP or adjusted measures.

28	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION DISCUSSION AND ANALYSIS

The charts set forth below represent the goal detail, realized performance and resulting payout for the Fiscal 2015 Annual Incentive Bonus and the Fiscal 2013 Performance Share award. The goals were aligned with our business strategy. We continue to use multiple metrics for these programs with predetermined objectives for potential payouts at threshold, target, and stretch levels.

Fiscal 2015 Annual Incentive Bonus

Fiscal 2013 Performance Shares

(Three-year performance period ended January 30, 2016)

	Single-Year EBIT*		Single-Year ROIC*		=	0% Vesting
	Goal	Achieved	Goal	Achieved
Fiscal 2013	$516M	$236M	18%+	12%
Fiscal 2014	$578M	$213M	18%+	11%
Fiscal 2015	$647M	$324M	18%+	20%

*	Each year can lock in a 20% vesting if single year EBIT and single year ROIC is achieved.

2016 Proxy Statement	|	29

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2015 Performance-based RSU’s for Mr. Markfield

As part of his Fiscal 2015 compensation, Mr. Markfield was granted an individual performance-based RSU award. The performance goals were based upon specific company-wide merchandise margin and operating expense metrics. The goal was established to incentivize Mr. Markfield to concurrently deliver stretch levels of financial performance at elevated merchandise margin levels. The performance achieved resulted in a vesting at 165% of target. Disclosure of the specific metrics and performance achieved would cause the Company a competitive disadvantage by providing significant insights regarding our merchandising strategies and operations. The Compensation Committee believed that the performance metrics required considerable effort to achieve.

Annual Award Pool for 162(m) Compliance

We establish a performance-based Annual Award Pool (the “Award Pool”) for NEOs who are subject to Internal Revenue Code Section 162(m) (which does not include the Chief Financial Officer). At the beginning of each fiscal year, the Compensation Committee establishes annual performance goals for the Award Pool based on our earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Achievement of the performance goal determines the maximum amount payable as cash awards and/or grants of time-based RSUs to the NEOs. The following maximum award levels were established during Fiscal 2015 as a percent of Adjusted EBITDA, in each case subject to the 2014 Plan maximum of $5 million per person:

Jay L. Schottenstein, Chief Executive Officer	1.75% of actual EBITDA
Roger S. Markfield, Former Vice Chairman, Executive Creative Director	1.70% of actual EBITDA
Charles F. Kessler, Global Brand President, American Eagle Outfitters	0.40% of actual EBITDA
Michael R. Rempell, Executive Vice President, Chief Operations Officer	0.40% of actual EBITDA

If Fiscal 2015 EBITDA was not positive, no awards would have been paid to the NEOs. During Fiscal 2015, we granted time-based RSUs to the NEOs, pursuant to the Award Pool based on the Award Pool funded by Fiscal 2014 EBITDA.

Response to 2015 Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, over 99.5% of all votes cast supported the compensation of our NEOs. While this vote demonstrated a very high level of support for our compensation program, our executive team remained engaged with stockholders throughout Fiscal 2015 to obtain an understanding of their views on a variety of issues, including our compensation programs.

Roles and Responsibilities

Role of Our Compensation Committee

The Compensation Committee reviews and approves annual base salaries and other compensation elements of our NEOs. Additionally, the Compensation Committee makes annual incentive bonus and long term incentive awards relating to our stockholder approved 2014 Plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as deemed appropriate, taking into consideration a variety of factors, including suggestions made by the CEO, compensation consultants and external advisory firms. The Compensation Committee acts in accordance with its charter which can be found under the “Investors” section of our website at www.ae.com.

Role of Executive Officers in Compensation Decisions

Our CEO annually reviews the performance of each NEO and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand and individual performance as well as market positioning in his recommendations to the Compensation Committee with regard to base salary, grants of annual long term incentives and Annual Incentive Bonus for all executives including the NEOs. The Compensation Committee makes the final determination of individual compensation levels and opportunities, taking into consideration the CEO’s recommendations.

30	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Role of Compensation Consultants

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2015, the Compensation Committee continued to retain the services of Frederic W. Cook & Co., Inc. as its outside independent compensation consultant to advise on matters related to CEO and other executive compensation. The services provided by Frederic W. Cook & Co., Inc. are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed the relationship with Frederic W. Cook & Co., Inc.

and determined that there are no conflicts of interest. Frederic W. Cook & Co., Inc. does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analysis, recommendations or other market data.

Under the direction of the Compensation Committee, Frederic W. Cook & Co., Inc. interacts with members of the senior management team to provide insights into market practices and to ensure that management is aware of emerging best practices and market trends. Representatives from Frederic W. Cook & Co. Inc. contributed to this Compensation Discussion and Analysis.

Compensation Benchmarking

In addition to many other factors that affect compensation determinations, we take into account the compensation practices of comparable companies in formulating our compensation program. We consider three key factors in choosing the companies that comprise our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies within the retail industry with comparable revenue; and

•	Comparability – Companies with which we compete for customers and investors.

Our peer group consists of 19 companies. In terms of size, our revenue and market capitalization are near the median of the peer group. We evaluate our peer group on an annual basis for relevance and propose changes when appropriate. The Compensation Committee annually reviews and approves the recommended peer group; there were no changes for Fiscal 2015.

Peer group data is also primarily used for benchmarking of other NEO compensation and is supplemented as needed with additional data from various retail and general industry market surveys, adjusted to reflect our revenue scope.

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COMPENSATION DISCUSSION AND ANALYSIS

Other Practices and Policies

Clawback Policy: Recovery and Adjustments to Award

The Compensation Committee believes that it is appropriate that our cash and long-term incentive awards be subject to financial penalties or clawbacks in the event of misconduct. Pursuant to the 2005 Amended Plan and the 2014 Plan, equity and cash awards are subject to additional forfeiture conditions. Forfeiture and recovery will be determined by the Compensation Committee and triggered in the event of misconduct related to: (a) acts in competition with the Company; (b) disclosure of confidential or proprietary information; (c) failure to cooperate with the Company in regards to a legal suit; or (d) restatement of financial statements. The forfeiture will be triggered upon the occurrence of any of the aforementioned events at any time during active employment and resulting in termination of employment, or during the one-year period following termination. If any of the above events occur, the unexercised portion (vested or unvested) of an option, and any other award not settled, will immediately cancel and forfeit. Additionally, the NEO will be required to repay the Company the total amount of the award gain realized upon each exercise of an option or award settlement that occurred on or after the date which is one-year prior to either (a) the forfeiture event or (b) the termination date.

Prohibition Against Hedging Transactions and Pledging

Employees and the Board are prohibited from engaging in transactions in financial instruments designed to hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and the Board are also prohibited from holding our stock in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.

Employment Arrangements

Mr. Schottenstein:

In December 2015, Mr. Schottenstein was named the permanent Chief Executive Officer of the Company. As part of that appointment, Mr. Schottenstein’s compensation changed, with an increase to annual bonus and annual equity. His target compensation for Fiscal 2016 for the CEO role will be $7,625,000, comprised of: base salary of $1,500,000; an annual incentive bonus opportunity at target of $2,625,000; time-based RSUs with a grant date value of $1,050,000; and PS with a three-year performance period and a grant date value of $2,450,000. For Fiscal 2016, Mr. Schottenstein’s total compensation at risk will increase from Fiscal 2015 levels. In order to determine Fiscal 2016 CEO compensation for Mr. Schottenstein, the Compensation Committee considered peer benchmark information. His pay is below the 25th percentile.

Mr. Markfield:

In 2014, the Company entered into an amended employment agreement with Mr. Markfield. The key elements of Mr. Markfield’s compensation are similar to that of other NEOs, however his individual agreement provides an overall compensation package that is above the target market positioning of other NEOs. The amended agreement reflected Mr. Markfield’s continued leadership and the key role he has played in ensuring strong succession through the development of the Global Brand Presidents in Fiscal 2015. In light of the CEO transition and the product assortment challenges we faced in 2014, Mr. Markfield’s leadership and vast industry experience were vitally important to retain. As evidenced by the customer’s response to our assortment, Mr. Markfield’s contributions to the business in both Fiscal 2014 and Fiscal 2015 were significant. The active term of the contract was for Fiscal 2014 and Fiscal 2015. The contract outlined the key elements of compensation for Mr. Markfield, to include base salary of $1,188,000, annual incentive bonus opportunity targeted at 150% of his base salary with the potential to receive up to 300% of his base salary at maximum company performance, and annual equity in the form of a time-based restricted stock unit award, performance share unit award, and an individual performance-based RSU award. For each fiscal year of the contract, Mr. Markfield was entitled to grants of RSUs consisting of time-based RSUs with a grant date value of $1,680,000, PS with a three-year performance period and grant value of $3,920,000 as well as a performance-based RSUs with a one-year performance period and a target grant date value of $1,700,000. The Fiscal 2015 performance based RSU afforded an opportunity for a vesting up to 200% of target if certain stretch performance levels were attained. Details regarding the vesting of the 2015 award can be found in the section entitled “Annual Incentive Bonus, RSUs, and PS.” The number of shares of the Company’s common stock underlying each RSU and PS is determined by dividing the grant date value by the closing price of the Company’s common stock on the grant date. Mr Markfield’s RSU and PS awards for the Fiscal 2015 were granted on March 3, 2015.

32	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Prior installment payment commitments totaling $6 million and payable in equal installments of $1.5 million commencing February 2014 and each anniversary through February 2017 were maintained in the amended agreement. Mr. Markfield retired on February 1, 2016 and under his employment agreement, Mr. Markfield is generally obligated to provide consulting services to the Company until he terminates the consulting arrangement or the Company terminates the consulting arrangement for cause. Mr. Markfield will receive an annual consulting fee of up to $500,000.

Mr. Markfield is subject to non-solicitation, noncompetition and perpetual confidentiality covenants. During the term of the contract (including the consulting period) and for two years thereafter, Mr. Markfield is restricted from (i) soliciting any of the Company’s employees or inducing them to terminate employment with the Company, (ii) soliciting or otherwise inducing any customers, suppliers, sales representatives or other business relations of the Company to discontinue doing business with the Company, and (iii) performing services for any business that directly competes with the Company’s business.

Severance and CIC Payments

Our NEOs are entitled to receive severance payments and other consideration upon the termination of the executive’s employment with us under specified circumstances including a change in control (“CIC”) related termination. These arrangements provide essential protections to both the NEO and us. Agreements providing for severance and CIC payments assist us in attracting and retaining qualified executives who could have other job alternatives. At the same time, the applicable agreements preserve our valuable assets by imposing upon the executives non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants. For a description and quantification of these severance and CIC benefits, please refer to “Post-Employment Compensation.”

During Fiscal 2009, the Compensation Committee approved a CIC plan which provides for CIC agreements (each, a “CIC Agreement”) with certain executives. The objectives of the plan are to motivate executives to continue to work for our best interests and our stockholders in a potential CIC situation. The standard CIC Agreement contains double-trigger provisions for severance, equity vesting, and other benefits; i.e. payments and benefits are provided only if the executive’s employment terminates under limited circumstances within 18 months following a CIC. Specifically, in the event of a CIC and a subsequent termination by us, other than for Cause, Disability, or death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), any and all equity compensation awards (i.e., NSO, RSUs, PS or other forms of securities issued by us and beneficially owned by the executive) that are unvested, restricted or subject to any similar restriction shall vest and become exercisable, or such restrictions shall lapse.

Mr. Markfield was eligible to receive post-employment payments (in addition to other benefits) under the terms of his employment agreement in certain termination scenarios, as negotiated. For a description and quantification of these severance and change in control benefits refer to the “Post-Employment Compensation” section below.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s CEO and the three other most highly compensated NEOs (other than the Chief Financial Officer) employed at the end of the year only if the compensation qualifies as being performance-based under Section 162(m). We endeavor to structure our compensation policies to allow for tax deductibility whenever it is reasonably possible to do so while meeting our compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in their discretion. Further, compensation which is intended to be performance-based pursuant to Section 162(m) may fail to be so if the requirements of 162(m) are not met. In addition, under applicable I.R.S. rules, the personal use of corporate aircraft results in a disallowance of a deduction of certain airplane and related costs.

Forward-Looking Statements

This proxy statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including in our CEO’s letter to our stockholders and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including with respect to merchandise innovation and product focused marketing, customer engagement, brand growth, new technologies, and improved customer experience. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our

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COMPENSATION DISCUSSION AND ANALYSIS

control, including, but not limited to factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent annual report on Form 10-K and in other filings with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

34	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION TABLES AND RELATED INFORMATION

General

The following table summarizes the compensation for each of the last three fiscal years of our:

1) Chief Executive Officer (Principal Executive Officer);
2) Former Vice Chairman and Executive Creative Director;
3) Former Executive Vice President – Chief Financial and Administrative Officer (Principal Financial Officer);
4) Global Brand President – American Eagle Outfitters; and
5) Executive Vice President, Chief Operations Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Jay L. Schottenstein(7) Principal Executive Officer	2015	$1,500,000	—	$2,199,999	—	$4,371,218	—	$8,071,217
	2014	$1,100,000	—	$1,500,011	—	$1,155,000	$37,664	$3,792,675
	2013	$520,000	—	$500,001	—	—	—	$1,020,001
Roger S. Markfield(8) Former Vice Chairman and Executive Creative Director	2015	$1,188,000	—	$7,299,976	—	$3,385,800	$1,535,988	$13,409,764
	2014	$1,188,000	—	$7,299,996	—	$1,247,400	$1,553,685	$11,289,081
	2013	$988,000	—	$4,530,002	$1,169,877	—	$13,695	$6,701,574
Mary M. Boland(9) Former Principal Financial Officer	2015	$800,033	—	$1,825,009	—	$1,291,276	$52,575	$3,968,893
	2014	$775,000	—	$1,000,007	$502,026	$434,000	$11,700	$2,722,733
	2013	$600,000	—	$1,000,003	—	—	—	$1,600,003
Charles F. Kessler Global Brand President, American Eagle Outfitters	2015	$800,000	$300,000	$1,349,983	—	$1,520,000	$9,938	$3,979,921
	2014	$700,000	$500,000	$1,849,990	—	$392,000	$241,309	$3,683,299
Michael R. Rempell Executive Vice President, Chief Operations Officer	2015	$700,000	—	$1,625,013	—	$993,842	$9,938	$3,328,793

(1)	2015, 2014 and 2013 refer to the fifty-two week periods ended January 30, 2016 and January 31, 2015 and the fifty-three week period ended February 1, 2014, respectively.

(2)	For Mr. Kessler, the amount consists of a cash sign on bonus in Fiscal 2014 and cash retention bonus in Fiscal 2015.

(3)	The value of the stock awards included in the Summary Compensation Table reflects the most probable outcome award value, where applicable, and is based on the aggregate grant date computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 12 of the Consolidated Financial Statements contained in our Fiscal 2015 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” table for additional information regarding the vesting parameters that are applicable to these awards.

The maximum value of the performance restricted stock, as well as time based restricted stock unit awards at the date of grant was as follows:

	Fiscal 2015	Fiscal 2014	Fiscal 2013
Jay L. Schottenstein	$2,950,010	$2,000,014	$750,002
Roger S. Markfield	$10,959,938	$9,260,005	$6,795,003
Mary M. Boland	$2,148,766	$1,350,008	$1,275,000
Charles F. Kessler	$1,647,480	$2,404,987	—
Michael R. Rempell	$1,948,771	—	—

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COMPENSATION TABLES AND RELATED INFORMATION

(4)	The value of the time based NSO awards included in the Summary Compensation Table is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding this model is available in Note 12 of the Consolidated Financial Statements contained in our Fiscal 2015 Annual Report on Form 10-K. See “Grants of Plan-Based Awards” table for additional information regarding the vesting parameters that are applicable to these awards.

(5)	For Fiscal 2014, and Fiscal 2015, non-equity incentive plan compensation represents the annual incentive bonus for all NEOs.

(6)	Amount represents total perquisites and personal benefits for each NEO.

For Mr. Markfield, the amount consists of $9,938 in employer contributions to the 401(k) plan, $26,050 for a car benefit and $1,500,000 for an installment payment, per the terms of Mr. Markfield’s amended employment agreement dated July 23, 2014.

For Ms. Boland, the amount consists of $9,938 in employer contributions to the 401(k) plan and $42,637 for personal use of the company aircraft and/or chartered jet expenses.

For Messrs. Kessler and Rempell, the amount consists of $9,938 in employer contributions to the 401(k) plan.

The incremental cost of use of our aircraft is calculated based on the variable costs to us, including fuel costs, mileage, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. “Deadhead” segments and fixed costs which do not change based on usage, such as aircraft purchase costs, pilot salaries and the cost of maintenance not related to trips, as well as the value of the disallowed corporate income tax deductions associated with the personal use of the aircraft are excluded.

(7)	Mr. Schottenstein was appointed permanent Chief Executive Officer in December 2015.

(8)	Mr. Markfield retired on February 1, 2016.

(9)	Ms. Boland retired on April 1, 2016.

Grants of Plan-Based Awards
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	(1)	—	$578,125	$2,312,500	$4,625,000	—	—	—	—	—	—	—
	(2)	3/3/2015	—	—	—	50,608	101,215	151,823	—	—	—	$1,500,006
	(3)	3/3/2015	—	—	—	—	—	—	47,233	—	—	$699,993
Roger S. Markfield	(1)	—	$445,500	$1,782,000	$3,564,000	—	—	—	—	—	—	—
	(2)	3/3/2015	—	—	—	132,254	264,507	396,761	—	—	—	$3,919,994
	(4)	3/3/2015	—	—	—	—	—	—	113,360	—	—	$1,679,995
	(5)	3/3/2015	—	—	—	—	114,709	229,418	—	—	—	$1,699,987
Mary M. Boland	(1)	—	$170,007	$680,028	$1,360,056	—	—	—	—	—	—	—
	(2)	3/3/2015	—	—	—	21,846	43,691	65,537	—	—	—	$647,501
	(4)	3/3/2015	—	—	—	—	—	—	18,726	—	—	$277,505
	(6)	3/3/2015	—	—	—	—	23,617	—	—	—	—	$350,004
	(6)	6/3/2015	—	—	—	—	33,394	—	—	—	—	$549,999
Charles F. Kessler	(1)	—	$200,000	$800,000	$1,600,000	—	—	—	—	—	—	—
	(2)	3/3/2015	—	—	—	20,074	40,148	60,222	—	—	—	$594,993
	(4)	3/3/2015	—	—	—	—	—	—	17,206	—	—	$254,993
	(6)	3/3/2015	—	—	—	—	33,738	—	—	—	—	$499,997
Michael R. Rempell	(1)	—	$131,250	$525,000	$1,050,000	—	—	—	—	—	—	—
	(2)	3/3/2015	—	—	—	21,846	43,691	65,537	—	—	—	$647,501
	(4)	3/3/2015	—	—	—	—	—	—	18,726	—	—	$277,504
	(7)	3/3/2015	—	—	—	—	23,617	—	—	—	—	$350,004
	(7)	6/3/2015	—	—	—	—	21,251	—	—	—	—	$350,004

(1)	Amount represents the annual incentive cash bonus under our 2014 Plan. The Compensation Committee established individual annual bonus targets under the 2014 Plan as a target percentage of the respective participant’s base salary (ranging from 75% to 150%) in accordance with the compensation goals and payout levels described more fully in the “Annual Incentive Bonus” section above. On March 9, 2016, the Compensation Committee certified a payout of 190% of target.

(2)	Amount represents a grant of PS under our 2014 Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on adjusted EBIT and (2) fifty percent (50%) is based on our ROIC by the end of Fiscal 2017. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement. On March 9, 2016, the Compensation Committee certified attainment of the 20% Performance Share lock in for this grant.

(3)	Amount represents a grant of time-based RSUs under our 2014 Plan with a one year vesting period. The shares vested on March 3, 2016.

36	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION TABLES AND RELATED INFORMATION

(4)	Amount represents a grant of shares of time-based RSUs with a three year vesting period under our 2014 Plan. On March 5, 2016, one-third of the RSUs plus the respective dividends vested. The remaining two-thirds of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date, contingent upon continued employment. For Mr. Markfield, the award will vest without regard to continued employment due to his retirement.

(5)	Amount represents grants of individual PS under our 2014 Plan. On March 9, 2016, the Compensation Committee certified the attainment of goals for Mr. Markfield at 165% of target, resulting in vesting of the award.

(6)	Amount represents a grant of individual PS under our 2014 Plan. The three-year performance period is for Fiscal years 2015, 2016 and 2017. The Compensation Committee established performance goals based on cumulative EBIT by the end of Fiscal 2017.

(7)	Amount represents a grant of individual PS under our 2014 Plan. The two-year performance period is for Fiscal years 2015 and 2016. The Compensation Committee established performance goals based on cumulative EBIT by the end of Fiscal 2016.

Outstanding Equity Awards at Fiscal Year-End
		Option Awards					Stock Awards (1)
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	(2)	—	—	—	—	—	—	—	24,388	$357,044
	(4)	—	—	—	—	—	—	—	74,047	$1,084,055
	(7)	—	—	—	—	—	—	—	104,341	$1,527,549
	(8)	—	—	—	—	—	48,692	$712,846	—	—
Roger S. Markfield		304,190	—	—	$15.81	3/2/17	—	—	—	—
		373,529	—	—	$13.70	2/28/19	—	—	—	—
	(2)	—	—	—	—	—	—	—	220,957	$3,234,817
	(4)	—	—	—	—	—	—	—	290,264	$4,249,467
	(5)	—	—	—	—	—	82,933	$1,214,133	—	—
	(6)	—	—	—	—	—	—	—	118,252	$1,731,202
	(7)	—	—	—	—	—	—	—	272,676	$3,991,972
	(10)	—	—	—	—	—	116,861	$1,710,843	—	—
Mary M. Boland		41,980	83,960	—	$14.50	3/5/21	—	—	—	—
	(2)	—	—	—	—	—	—	—	26,827	$392,744
	(3)	—	—	—	—	—	7,318	$107,129	—	—
	(4)	—	—	—	—	—	—	—	51,833	$758,835
	(5)	—	—	—	—	—	14,811	$216,828	—	—
	(7)	—	—	—	—	—	—	—	45,040	$659,390
	(9)	—	—	—	—	—	—	—	58,519	$856,723
	(10)	—	—	—	—	—	19,303	$282,600	—	—
Charles F. Kessler	(2)	—	—	—	—	—	—	—	48,841	$715,027
	(4)	—	—	—	—	—	—	—	37,763	$552,857
	(5)	—	—	—	—	—	16,784	$245,722	—	—
	(5)	—	—	—	—	—	21,926	$320,992	—	—
	(7)	—	—	—	—	—	—	—	41,388	$605,919
	(10)	—	—	—	—	—	17,737	$259,675	—	—
	(12)	—	—	—	—	—	—	—	34,780	$509,178
Michael R. Rempell		83,141	—	—	$15.81	3/2/17	—	—	—	—
	(2)	—	—	—	—	—	—	—	26,827	$392,744
	(3)	—	—	—	—	—	7,318	$107,129	—	—
	(4)	—	—	—	—	—	—	—	51,833	$758,835
	(5)	—	—	—	—	—	14,811	$216,828	—	—
	(7)	—	—	—	—	—	—	—	45,040	$659,390
	(10)	—	—	—	—	—	19,303	$282,600	—	—
	(11)	—	—	—	—	—	—	—	46,093	$674,803

2016 Proxy Statement	|	37

COMPENSATION TABLES AND RELATED INFORMATION

(1)	All stock awards include dividend equivalents.

(2)	Amount represents a grant on March 5, 2013 of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on EBIT and (2) fifty percent (50%) is based on our return on capital by the end of Fiscal 2015. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement. The Fiscal 2013 PS award forfeited on March 9, 2016.

(3)	Amount represents a grant on March 5, 2013 of shares of time-based RSUs with a performance acceleration goal under our 2005 Amended Plan. This award fully vested on March 5, 2016.

(4)	Amount represents a grant on March 5, 2014 of PS under our 2005 Amended Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on EBIT and (2) fifty percent (50%) is based on our return on capital by the end of Fiscal 2016. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(5)	Amount represents a grant on March 5, 2014 of shares of time-based RSUs under our 2005 Amended Plan. On March 3, 2016, the second third plus respective dividends vested. The remaining third of such RSU award will vest in accordance with its terms on the third anniversary of the grant date.

(6)	Amount represents a grant on March 3, 2015 to Mr. Markfield of Individual PS under our 2014 Plan. On March 9, 2016, the Compensation Committee certified that the related performance goal exceeded and, as a result, 165% of the stock award vested.

(7)	Amount represents a grant on March 3, 2015 of PS under our 2014 Plan. The Compensation Committee established performance goals based on two business criteria: (1) fifty percent (50%) is based on EBIT and (2) fifty percent (50%) is based on our return on invested capital by the end of Fiscal 2017. Vesting of the PS ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at maximum goal achievement.

(8)	Amount represents a grant of shares on March 3, 2015 of time-based RSUs under our 2014 Plan with a one year vesting period. The shares vested on March 3, 2016.

(9)	Amount represents a grant on March 3, 2015 and on June 3, 2015 of individual PS to Ms. Boland under our 2014 Plan. The Compensation Committee established performance goals based on cumulative EBIT by the end of Fiscal 2017. Both awards forfeited due to Ms. Boland’s retirement on April 1, 2016.

(10)	Amount represents a grant on March 3, 2015 of shares of time-based RSUs under our 2014 Plan. On March 3, 2016, one third of the RSUs plus respective dividends vested. The remaining two thirds of such RSU award will vest in accordance with its terms on the second and third anniversary of the grant date.

(11)	Amount represents a grant on March 3, 2015 and June 3, 2015 of individual PS to Mr. Rempell under our 2014 Plan. The Compensation Committee established performance goals based on cumulative EBIT by the end of Fiscal 2016.

(12)	Amount represents a grant on March 3, 2015 of individual PS to Mr. Kessler under our 2014 Plan. The Compensation Committee established performance goals based on cumulative EBIT by the end of Fiscal 2017.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	43,916	$705,426
Roger S. Markfield	331,109	$92,379	112,710	$1,731,503
Mary M. Boland	—	—	17,906	$287,071
Charles F. Kessler	—	—	18,783	$287,012
Michael R. Rempell	44,531	$157,365	23,080	$363,750

38	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION TABLES AND RELATED INFORMATION

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. The following table summarizes the activity in each of the NEO’s nonqualified deferred compensation accounts during Fiscal 2015.

Name	Executive Contributions in Last FY ($)	Registrant Contribution in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jay L. Schottenstein	—	—	—	—	—
Roger S. Markfield (1)	—	—	($129,415)	—	$3,029,921
Mary M. Boland	—	—	—	—	—
Charles F. Kessler	—	—	—	—	—
Michael R. Rempell	—	—	—	—	—

(1)	Mr. Markfield elected not to participate in the Company’s deferred compensation program during Fiscal 2015. The Fiscal 2015 losses relate to contributions made in prior years.

Post-Employment Compensation

Except as described below, the following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of January 30, 2016 and a stock price of $14.64, our closing stock price on January 29, 2016. The tables do not include the payment of the aggregate balance of the NEO’s nonqualified deferred compensation that is disclosed in the Nonqualified Deferred Compensation table above.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the change in control.

For a description of our change in control benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above entitled “Severance and CIC Payments.”

Jay L. Schottenstein

	Death or Disability	Voluntary Retirement	Termination w/out Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base	—	—	—	—	—
Bonus (1)	$4,371,218	—	$4,371,218	—	$2,312,500
RSU Vesting (2)	$648,406	$648,406	$648,406	—	$712,851
PS Vesting (3)	$2,611,600	$2,611,600	$2,611,600	—	$2,611,600
Total	$7,631,224	$3,260,006	$7,631,224	—	$5,636,951

(1)	In the event of a termination following a Death or Disability or Termination Without Cause, assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of a termination following a change in control (i.e., double-trigger), amount represents Mr. Schottenstein’s annual incentive bonus at Target.

(2)	Amount reflects a prorated RSU vesting for Death or Disability, Voluntary Retirement or Termination without Cause and a full vesting in the event of a double-trigger change in control.

(3)	Amount assumes that the Compensation Committee vested any PS outstanding at target. If the performance goal is not achieved, the PS will forfeit other than in connection with a CIC where the award vests at target.

2016 Proxy Statement	|	39

COMPENSATION TABLES AND RELATED INFORMATION

Roger S. Markfield

Mr. Markfield, our former Vice Chairman and Executive Creative Director, retired from the Company on February 1, 2016. Mr. Markfield’s retirement was treated consistently with the completion of the Active Term clause of his employment agreement which was dated July 23, 2014. He was paid his base salary through the retirement date and was paid his 2015 annual cash incentive bonus, which totaled $3,385,800. In terms of equity awards, Mr. Markfield’s time-based restricted stock unit awards will continue to vest on the original schedule and his stock options, all fully vested, will be exercisable no later than the one year anniversary of his retirement date in accordance with the terms of the plan. His performance based restricted stock units (PS) will remain subject to performance conditions and will vest accordingly on the regular schedule.

Mr. Markfield remains eligible for his final remaining extension payment of $1.5 million to be paid in February 2017, which was committed in a prior employment agreement. Three $1.5 million installment payments have been made in February of 2014, 2015, and 2016 respectively. Pursuant to his employment agreement, Mr. Markfield is generally obligated to provide consulting services to the Company following his retirement until he terminates the consulting arrangement or the Company terminates the arrangement for cause. Mr. Markfield will receive an annual consulting fee of $500,000 for such services.

Pursuant to the terms of his employment agreement, Mr. Markfield is subject to certain restrictive covenants post employment. Inclusive of the consulting period and for two years thereafter, Mr. Markfield is restricted from soliciting any of the Company’s employees or inducing them to terminate employment with the Company, soliciting or otherwise inducing any customers, suppliers, sales representatives or other business relations of the Company to discontinue doing business with the Company, and performing services for any business that directly competes with the Company’s business. Mr. Markfield is also subject to perpetual confidentiality covenants. The payments described above are the same as those Mr. Markfield would have received had he retired on the last day of the fiscal year.

Mary M. Boland

Mary Boland retired effective April 1, 2016. Ms. Boland was paid her salary through April 1, 2016 and was paid her 2015 annual cash incentive bonus, which totaled $1,291,276. Consistent with the terms of her Non-Competition Agreement, Ms. Boland is entitled to pro-rated eligibility for performance based restricted stock units (PS) subject to performance conditions and the usual vesting schedule, conditioned upon her adherence to the non-competition and non-solicitation provisions in the agreement. All other unvested equity forfeited upon her separation date. The table below describes payments assuming a termination date of January 30, 2016:

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control
Cash Payments
Base(1)	—	—	$800,033	—	$2,220,092
Bonus(2)	$1,291,276	—	$1,291,276	—	$680,028
RSU Vesting(3)	$281,747	—	—	—	$606,564
PS Vesting(4)	$2,274,939	$681,565	$681,565	—	$2,274,939
Total	$3,847,962	$681,565	$2,772,874	—	$5,781,623

(1)	Amount represents one (1) year of base salary. In the event of a Termination following a Change in Control (i.e., double-trigger), amount represents one and one half times the sum of base salary and annual incentive bonus at Target.

(2)	In the event of a termination following a Death or Disability or Termination Without Cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of Termination following a Change in Control (i.e., double-trigger), amount represents Ms. Boland’s annual incentive bonus at Target.

(3)	Amount reflects the vesting of the March 5, 2014 and March 3, 2015 RSU awards; prorated based on service in the event of Death or Disability. In the event of a Termination following a Change in Control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)	Amount assumes that the Compensation Committee vested any outstanding PS at target. In the event of a Voluntary Termination or Termination Without Cause, the amount will be prorated based on service in the performance period. If the performance goal is not achieved, the PS will forfeit other than in connection with a CIC where the award vests at target.

40	|	AMERICAN EAGLE OUTFITTERS, INC.

COMPENSATION TABLES AND RELATED INFORMATION

Charles F. Kessler

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$800,000	—	$2,400,000
Bonus (2)	$1,520,000	—	$1,520,000	—	$800,000
RSU Vesting (3)	$345,694	—	—	—	$821,465
PS Vesting (4)	$1,668,096	$534,609	$534,609	—	$1,668,096
Total	$3,533,790	$534,609	$2,854,609	—	$5,689,561

(1)	Amount represents one (1) year of base salary. In the event of a termination following a Change in Control (i.e., double-trigger), amount represents one and one half times the sum of base salary and annual incentive bonus at Target.

(2)	In the event of a termination following a Death or Disability or Termination Without Cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a Change in Control (i.e., double-trigger), amount represents Mr. Kessler’s annual incentive bonus at Target.

(3)	Amount reflects the vesting of the February 3, 2014, March 5, 2014 and March 3, 2015 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)	Amount assumes that the Compensation Committee vested any outstanding PS at target. In the event of a Voluntary Termination or Termination Without Cause, the amount will be prorated based on service in the performance period. If the performance goal is not achieved, the PS will forfeit other than in connection with a CIC where the award vests at target.

Michael R. Rempell

	Death or Disability	Voluntary Separation	Termination w/out Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base (1)	—	—	$700,000	—	$1,837,500
Bonus (2)	$993,842	—	$993,842	—	$525,000
RSU Vesting (3)	$281,747	—	—	—	$606,564
PS Vesting (4)	$2,093,022	$705,809	$705,809	—	$2,093,022
Total	$3,368,611	$705,809	$2,399,651	—	$5,062,086

(1)	Amount represents one (1) year of base salary. In the event of a Termination following a Change in Control (i.e., double-trigger), amount represents one and one half times the sum of base salary and annual incentive bonus at Target.

(2)	In the event of a termination following a death or disability or termination without cause, amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of Termination following a Change in Control (i.e., double-trigger), amount represents Mr. Rempell’s annual incentive bonus at Target.

(3)	Amount reflects the vesting of the March 5, 2014 and March 3, 2015 RSU awards; prorated based on service in the event of death or disability. In the event of a termination following a change in control (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)	Amount assumes that the Compensation Committee vested any outstanding PS at target. In the event of a Voluntary Termination or Termination Without Cause, the amount will be prorated based on service in the performance period. If the performance goal is not achieved, the PS will forfeit other than in connection with a CIC where the award vests at target.

2016 Proxy Statement	|	41

OWNERSHIP OF AND TRADING IN OUR SHARES

The following table shows, as of April 1, 2016, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by: (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors; (iii) each named executive officer listed in the summary compensation table; and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
	Common Stock (1)	Right to Acquire (2)	Total	Percent (3)
5% Beneficial Owners
The Vanguard Group (4)	19,484,199	—	19,484,199	10.8%
BlackRock, Inc. (5)	16,217,067	—	16,217,067	9.0%
Massachusetts Financial Services Company (6)	13,414,382	—	13,414,382	7.4%
Jay L. Schottenstein (7)	9,438,416	—	9,438,416	5.2%
Directors and Executive Officers
Mary M. Boland (8)	39,142	83,962	123,104	*
Michael G. Jesselson	393,439	—	393,439	*
Charles F. Kessler	19,525	—	19,525	*
Thomas R. Ketteler	34,014	13,904	47,918	*
Roger S. Markfield (9)	841,655	677,719	1,519,374	*
Cary D. McMillan	16,993	72,823	89,816	*
Janice E. Page	65,480	2,813	68,293	*
Michael R. Rempell	113,727	119,496	233,223	*
David M. Sable	13,678	16,419	30,097	*
Noel J. Spiegel	20,000	47,977	67,977	*
All directors and current executive officers as a group (12 in group)	10,181,227	366,824	10,548,051	5.8%
*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of April 1, 2016 and (b) total deferred share units as well as the respective dividend equivalents.

(3)	Percent is based upon the 180,796,639 shares outstanding at April 1, 2016 and the shares which such director or executive officer has the right to acquire upon options exercisable within 60 days of April 1, 2016, share units and dividend equivalents, if applicable.

(4)	In a Schedule 13G filed with the SEC on March 10, 2016, The Vanguard Group, an investment adviser, reported beneficial ownership of 19,484,199 shares. The Vanguard Group has sole voting power of 399,895 shares and sole dispositive power of 19,085,704 shares. The address for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(5)	In a Schedule 13G filed with the SEC on January 25, 2016, BlackRock, Inc., a parent holding company or control person, reported beneficial ownership and sole dispositive power of 16,217,067 shares. BlackRock, Inc. has sole voting power over 15,782,873 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	In a Schedule 13G filed with the SEC on February 9, 2016, Massachusetts Financial Services Company (“MFS”), an investment advisor, reported beneficial ownership and sole dispositive power of 13,414,382 shares, consisting of shares beneficially owned by MFS and/or certain other non-reporting entities. MFS has sole voting power over 12,650,494 shares. The address for MFS is 111 Huntington Avenue, Boston, MA 02199.

(7)

For Mr. Schottenstein, the 9,438,416 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose of 67,278 shares he holds directly; (2) sole power to vote and dispose as trustee of a trust that owns 6,300 shares and a revocable trust that owns 938,091 shares; (3) shared power to vote and dispose of a trust that owns 245,406 shares; (4) 3,698,817 shares held by SEI, Inc. Mr. Schottenstein serves as Chairman of SEI, Inc. and has or shares voting power for 60.6% of SEI, Inc.; (5) 3,250,698 shares held by Schottenstein SEI, LLC. Mr. Schottenstein has or shares the voting power for 60.6% of Schottenstein SEI, LLC and serves as Chairman of

42	|	AMERICAN EAGLE OUTFITTERS, INC.

OWNERSHIP OF AND TRADING IN OUR SHARES

SEI, Inc., its sole member; (6) sole power to vote 1,231,826 shares held by family members pursuant to the terms of a voting agreement that are included under his name in the table. Excluded from the table are an aggregate of 6,019,499 shares held by various family trusts and a limited liability company of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 15,457,915 shares or 8.6% of the Company’s common stock as of April 1, 2016.

(8)	Ms. Boland, former Executive Vice President, Chief Financial and Administrative Officer, retired effective April 1, 2016.

(9)	Mr. Markfield, former Executive Creative Director and Vice Chairman, retired effective February 1, 2016.

Stock Ownership Requirements

Board of Directors

Our Board of Directors has determined that each director should own common stock of the Company and has established the following ownership guidelines. Within three years of joining the Board, each director must hold stock of the Company worth at least five times the current annual cash base retainer amount, or currently $325,000. The following forms of equity interests in the Company count towards the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count towards the stock ownership requirement.

Management

We have adopted share ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. We instituted a requirement for certain senior executives, including the NEOs, to hold the equivalent value equal to one times their current salary in company stock (three times his salary for Mr. Markfield and five times his salary for Mr. Schottenstien). Ownership requirements are evaluated and adjusted for increases in annual base salary as necessary. This requirement can be met through various forms of equity: vested stock options; vested RSUs; Employee Stock Purchase Plan shares; or personal holdings.

Until the ownership requirement is satisfied, the executive must hold half of his or her after-tax gains from any stock awards granted after Fiscal 2006 when the ownership requirement was instituted. The CEO considers compliance with the ownership requirements when recommending annual long term incentive awards for the executives, including the NEOs, to the Compensation Committee. If an executive does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors or persons who are beneficial owners of more than ten percent of our common stock (“reporting persons”) to file reports of ownership and changes in ownership with the SEC. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them. Based on our review of the copies of the Section 16(a) forms received by us, we believe that during

Fiscal 2015, with the exception of Mses. Boland and Foyle and Messrs. Hurd, Kessler, Markfield, Nankervis, Rempell and Schottenstein each inadvertently filing one late Amended Form 4 reporting one transaction, due to an administrative oversight, all reporting persons complied with the applicable filing requirements. In addition, all reports in Fiscal 2016 have been filed on a timely basis as of April 21, 2016.

2016 Proxy Statement	|	43

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Company’s Board of Directors for use at the Annual Meeting of Stockholders to be held on June 2, 2016, at 11:00 a.m., local time, at the Company’s offices located at 417 Fifth Avenue, 8th Floor, New York, New York and at any adjournments. It is being made available to the stockholders on or about April 21, 2016.

Who is entitled to vote?

Stockholders of record at the close of business on April 6, 2016, the record date for the Annual Meeting, are entitled to vote at the Annual Meeting. As of the record date, there were

180,800,037 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

How does the Board recommend I vote on these proposals?

The Board of Directors recommends a vote:

•	FOR each of the nominees for director listed in this Proxy Statement;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 28, 2017; and
•	FOR the approval of the compensation of our named executive officers.

Why did I receive a Notice of Internet Availability of Proxy Materials?

In order to both save money and protect the environment, we have elected to provide access to our proxy materials and Fiscal 2015 Annual Report on Form 10-K (“Annual Report”) on the Internet, instead of mailing the full set of printed proxy materials, in accordance with the rules of the SEC for the electronic distribution of proxy materials. On or about April 21, 2016, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to obtain and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

How do I vote my shares?

If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote in person at the Annual Meeting.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a voting instruction form along with a Proxy Statement. You should follow the instructions on the Notice or the voting instruction form in order to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or agent that holds your shares to present at the meeting.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary), such written notice should be received by the Company prior to the Annual Meeting, by submitting a properly executed proxy bearing a later date or by attending the meeting and voting in person.

44	|	AMERICAN EAGLE OUTFITTERS, INC.

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or,

if you have obtained a legal proxy from your broker, by attending the Annual Meeting and voting in person.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum will be present if a majority of the outstanding shares of the Company’s common stock, as of the close of business on the record date, are represented by stockholders present at the meeting or by proxy. At the close of business on the record date, there were 180,800,037 shares of common stock outstanding and entitled to vote. Therefore, 90,400,019 shares will be required to be represented by stockholders present at the meeting or by proxy in order to establish a quorum.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. Broker non-votes occur when brokers, who hold their customers’ shares in street name, sign and submit proxies for such shares and vote such shares on some matters but not others. This would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on “routine” matters, which include the ratification of the appointment of an independent registered public accounting firm, but not on “non-routine” matters, such as the election of directors or the advisory vote on the compensation of our named executive officers. Therefore, if you do not instruct your broker how to vote on certain proposals, your shares will not be counted for those proposals, and, therefore, we urge you to give voting instructions to your broker on all voting items.

What vote is required to approve each proposal?

Item 1. Once a quorum is established, directors in an uncontested election are elected by a majority of the votes cast in respect to that director’s election. In the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes represented by the shares of common stock present at the meeting in person or by proxy. Properly executed proxies marked “Abstain” and broker non-votes are not voted with respect to the nominee or nominees indicated, although they are counted for purposes of determining if a quorum is present.

Item 2. Appointment of Ernst & Young LLP as our independent registered public accounting firm is ratified by the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy.

Item 3. The advisory vote on the compensation of our named executive officers requires the affirmative vote of a majority of the shares of common stock present at the meeting, in person or by proxy.

For any other item that is properly submitted to stockholders for approval at the Annual Meeting, an affirmative vote of a majority of the shares of common stock voting on the matter is required for approval. For purposes of determining the number of shares of common stock voting on a matter, abstentions are counted and will have the effect of a negative vote; broker non-votes are not counted and have no effect on the vote.

Who bears the costs of this solicitation?

We bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may solicit proxies by mail, telephone or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses and other custodians, and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

2016 Proxy Statement	|	45

SUBMISSION OF NOMINATIONS AND PROPOSALS FOR THE 2017 ANNUAL MEETING

Can I nominate someone for election to the Board of Directors?

Yes, for election at next year’s Annual Meeting. You may do so by delivering to the Corporate Secretary, no earlier than March 4, 2017 and no later than April 3, 2017, a notice stating: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Company that are beneficially owned by each nominee and the nominating stockholder; and (v) the other information specified in Article Tenth (b) of our Certificate of Incorporation. Our Certificate of Incorporation is available under the “Investors” section of our website at www.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee. Recommendations should be submitted to our Nominating Committee in accordance with the procedures described below.

In order for stockholder recommendations regarding possible candidates for director to be considered by the Nominating Committee:

•	Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, in writing at least 120 days prior to the date of the next scheduled Annual Meeting;

•	The nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Securities Exchange Act of 1934; and

•	The stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for next year’s Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2017 Annual Meeting of Stockholders must be received by the Company (addressed to the attention of the Corporate Secretary) by December 22, 2016. We may omit from the proxy statement and form of proxy any proposals that are not received by the Corporate Secretary by December 22, 2016. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation at our 2017 Annual

Meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 under the Securities Exchange Act of 1934 if notice thereof is received before March 4, 2017 or after April 3, 2017. To be submitted at the meeting, any such proposal must be a proper subject for stockholder action under the laws of the State of Delaware, and must otherwise conform to applicable requirements of the proxy rules of the SEC.

46	|	AMERICAN EAGLE OUTFITTERS, INC.

OTHER MATTERS

The only business which the management intends to present at the meeting consists of the matters set forth in this statement. The management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice, Annual Report or Proxy Statement, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of the stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice, Annual Report, Proxy Statement or other proxy materials sent to you, please submit your request directed to our Corporate

Secretary, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300. If you hold your stock in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future proxy statements and annual reports householded, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Fiscal 2015 Form 10-K as filed with the SEC, including the financial statements and schedules thereto. In addition, such report is available, free of charge, through the “Investors”

section of our website at www.ae.com. A request for a copy of such report should be directed to Judy Meehan, our Vice President of Investor Relations, at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203, (412) 432-3300.

2016 Proxy Statement	|	47

P R O X Y S T A T E M E N T | 2016

AMERICAN EAGLE OUTFITTERS, INC.

The undersigned Stockholder of American Eagle Outfitters, Inc. hereby appoints Scott M. Hurd and Jennifer B. Stoecklein, or either of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of American Eagle Outfitters, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of American Eagle Outfitters, Inc. to be held at the Company’s offices located at 417 Fifth Avenue, New York, New York on Thursday, June 2, 2016 at 11:00 a.m., local time, and at any adjournment or adjournments thereof as follows:

This proxy is solicited on behalf of the Board of Directors.

(Continued, and to be dated and signed, on the other side)

▲    PLEASE DETACH PROXY CARD HERE    ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to be held June 2, 2016. The Proxy Statement and our Fiscal 2015 Annual Report are available at:

http://viewproxy.com/ae/2016/

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE	☒

		FOR	AGAINST	ABSTAIN
1.	Proposal One. Election of Directors.
	01 THOMAS R. KETTELER	☐	☐	☐
	02 CARY D. MCMILLAN	☐	☐	☐

		FOR	AGAINST	ABSTAIN
2.	Proposal Two. Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2017.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Proposal Three. Hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐

4.	Proposal Four. In their discretion to vote upon such other matters as may properly come before the meeting.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3.

Please sign and date this Proxy below

and return in the enclosed envelope.

I plan on attending the meeting  ☐

Signature(s) must agree with the name(s) printed on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date	, 2016

(Signature)

(Signature of joint owner)

CONTROL NUMBER

▲    PLEASE DETACH PROXY CARD HERE    ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com	TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683	MAIL Vote Your Proxy by Mail:
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.